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                                                                       Exhibit 3

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        MILLENNIUM PHARMACEUTICALS, INC.

         Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Millennium Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That the Board of Directors of the Corporation, at a meeting duly called and held on January 31, 2000, duly adopted resolutions proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation:

RESOLVED: That the Restated Certificate of Incorporation of the Corporation be amended by deleting the first paragraph of Article FOURTH in its entirety and inserting the following in lieu thereof:

               "FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 505,000,000 shares, consisting of (i) 500,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $.001 par value per share ("Preferred Stock").

          SECOND: That the stockholders of the Corporation, at the 2000 Annual Meeting of Stockholders held on April 12, 2000, duly approved said proposed Certificate of Amendment of Restated Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.







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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its Chief Executive Officer on this 12th day of April, 2000.

                                    MILLENNIUM PHARMACEUTICALS, INC.

                                    By: /s/ MARK J. LEVIN
                                        ---------------------------------------
                                        Mark J. Levin
                                        Chief Executive Officer


















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